Exhibit 99.1

Media Relations:	Investor Relations:
Beth Amorosi	Brett Maas
FastLane Communications	Hayden Communications
973.582.3498	646-536-7331
bamorosi@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2007
Fourth Quarter and Full-Year Financial Results

Achieves Record Revenue for the Quarter and Full-Year Period on Higher Gross Margins

POMPANO BEACH, FL - December 26, 2007 - Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the year and quarter ended September 30, 2007.

Financial Highlights:

•	Record full-year revenue of approximately $12.1 million, up 43.9% from the prior fiscal year.
•	Record fourth quarter revenue of approximately $4.1 million, an increase of 79.0% from the corresponding quarter of the prior fiscal year.
•	Full-year gross profit margin increased to 64.3%, compared to 61.3% for the prior fiscal year.
•	Fourth quarter gross profit margin increased to 65.1%, compared to 61.0% for the corresponding quarter of the prior fiscal year.
•	Working capital of approximately $1.2 million, including a cash balance of approximately $560,000, at September 30, 2007.
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As a result of the conversion and/or repayment of all of the Company’s debt except for two capital leases, its receivables and equipment (except the leased items) were unencumbered as of September 30, 2007.

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Stockholders’ equity increased approximately 299% to approximately $33.5 million as of September 30, 2007, compared to approximately $8.4 million as of September 30, 2006 - the increase included the effect of shares issued for the Infinite acquisition and the related private equity offering.

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Fourth quarter loss per share was ($0.04) compared to ($0.06) loss per share for the corresponding quarter in the prior year and ($0.48) loss per share for the full year period compared to ($0.47) per share for the prior year.

Financial Discussion

Revenue for the full fiscal year was approximately $12.1 million, an increase of approximately 43.9% from approximately $8.4 million for the prior fiscal year, due to an approximately $1.1 million, or 31.7%, increase in revenues from the webcasting division of the Web Communications Services Group and the contribution of approximately $3.2 million in revenue from Infinite Conferencing, which was acquired during the current fiscal year. Consolidated gross margin for the year was approximately $7.8 million, 64.3% of revenues, compared with gross margin of $5.2 million, or 61.3% of revenues in the prior year.

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The consolidated net loss for the year was approximately $14.8 million, or $(0.48) loss per share, as compared to a net loss of approximately $6.5 million, or $(0.47) loss per share for the prior fiscal year. The increased net loss for fiscal 2007 was primarily due to higher non-cash interest expense in fiscal 2007, as compared to the prior fiscal year. The increased interest expense was a result of a significant increase in the number of conversions to equity of the previously outstanding 8% Senior and Subordinated Convertible Debentures and a resulting increase in the write-off of unamortized discount as well as conversions of notes payable to equity during fiscal 2007, for which similar transactions did not occur in the prior fiscal year, and the resulting write-off of prepaid interest and fees.

Consolidated operating revenue for the fourth quarter was approximately $4.1 million, an increase of approximately 79.0% from $2.3 million for the corresponding quarter of the prior fiscal year. The record revenue for the quarter was due primarily to revenue from the Company’s Infinite division (audio and web conferencing), which was acquired in April 2007. In addition, the Company’s webcasting division reported revenue of approximately $1.2 million for the fourth quarter, an increase of approximately 42.7% over the approximately $850,000 in revenue recorded by that division for the corresponding quarter of the prior fiscal year. Consolidated gross margin for the quarter was approximately $2.7 million, 65.1% of revenues, compared with gross margin of $1.4 million, or 61.0% of revenues, for the corresponding quarter of the prior fiscal year.

The net loss for the quarter was approximately $1.7 million, or $(0.04) loss per share (based on approximately 41.8 million shares), which includes approximately $1.4 million of non-cash expenses related primarily to depreciation and amortization, including amortization of intangible assets related to fiscal 2007 acquisitions, compared to a net loss of approximately $861,000, or $(0.06) loss per share (based on approximately 14.7 million shares) for the corresponding quarter of the prior fiscal year. The increased net loss was primarily due to differences in non-cash items, including depreciation and amortization expense, interest expense and income from derivative instruments

Outlook

CEO Randy Selman of Onstream Media commented, “We completed a record year in fiscal 2007 and are well positioned to capitalize on this success during 2008. We believe our first fiscal quarter of 2008, which ends this month, will validate our growth strategy and continue the improving revenue trend that was reported for the three month period ending September 30, 2007. This strong start to our fiscal 2008 year adds momentum for continued revenue gains in the remaining quarters. For the first two months of fiscal 2008, we were tracking above our previously stated guidance of a 40% revenue increase for the year, as compared to the prior fiscal year.” Selman continued, “We believe we have already laid the foundation for a successful 2008, and look forward to the ongoing contributions of our various segments, as well as incremental gains from the contracts we secured during the last six months.”

Teleconference

Onstream Media will hold a conference call on Wednesday, December 26, 2007 at 4:30 pm ET to discuss its fiscal 2007 full-year and fourth quarter financial results. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=44694 or by calling 1-866-682-6100 or 201-499-0416. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=44694.

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COMPARATIVE OPERATING HIGHLIGHTS

	For the Three Months Ended September 30:
	(unaudited)

	2007	2006
Revenue	$4,099,985	$2,290,321
Net Loss	$(1,725,284)	$(860,582)
Net Loss per common share	$(0.04)	$(0.06)
Weighted average shares outstanding	41,846,315	14,702,334

	For the Year Ended September 30:

	2007	2006
Revenue	$12,115,045	$8,419,451
Net Loss	$(14,758,053)	$(6,466,213)
Net Loss per common share	$(0.48)	$(0.47)
Weighted average shares outstanding	30,636,669	13,624,786

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

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Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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